Exhibit 10.4

Dealer Agreement

THIS AGREEMENT is made this__________ day of ____________, __________ by and between Thrifty Printing, Inc. a Nevada Corporation with its principal place of business at 3702 South Virginia Street, Reno, NV 89502 (hereinafter referred to as "Company") and

____________________________________________________________ with its principal place of business at ______________________________________________________________________

(hereafter referred to as "Dealer").

BACKGROUND

The Company is engaged in the digital photo print . Dealer has requested the right to resell such Products and Service to its customers IN CONSIDERATION of the premises, the mutual covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Company and Dealer hereby agree as follows:

1. Appointment

Subject to the terms herein, Company hereby grants Dealer the right to market and sell the Products and Service in Canada. To induce Company to enter into this Agreement, Dealer represents and warrants to Company that Dealer is:

a) qualified to resell the Products and Service;

b) sufficiently knowledgeable in the Products and Service to do so; and

c) only resell Products and Service within the store.

2. Acceptance of Appointment

Dealer hereby accepts appointment as a dealer of the Products on the terms and conditions provided for in this Agreement.

3. Duties of Dealer

In satisfaction of its duties under this Agreement, Dealer shall undertake the following duties in a professional manner to the satisfaction of Company:

4.1 Provide support services for Company's Products;

4.2 Provide Company with quarterly sales reports setting forth Dealer's sales goals, and performance;

4.3 Notify Company immediately of any threatened or any actual legal action against Company or Dealer regarding the Products;

4.4 Comply with all applicable international, territorial, federal, provincial, and local laws, ordinances, and regulations in connection with Dealer 's performance of this Agreement;

4.5 Obtain all licenses, permits, government approvals, customs duties, and any and all other licenses pertaining to shipment of equipment to, and services in the Territory;

4. Prices

Dealer shall pay Company the prices for the Products purchased under this Agreement as set forth in the Dealer's Price List**. All prices may be amended by Company in its sole discretion from time to time. All such changes shall become effective thirty (30) days after Dealer has received written notice from Company.

5. Payment

Unless Dealer is approved for credit with Company, 100% payment for all purchases shall be delivered to the Company by Dealer prior to shipment of the applicable order. Credit will be granted to Dealer on a case by case basis, initiated with Dealer's application for credit by submission of the Company's form of credit application. The amount and term of credit extended to Dealer, if any, shall be at the discretion of the Company and is subject to change as the Company may deem appropriate.

6. Delivery or Order

After Company has accepted the Purchase Order, the Company will use reasonable efforts to fulfill any orders received from Dealer within 2 calendar days. Company shall have no duty or obligation to deliver any Products if Dealer is in breach or default of this Agreement or any past due amount is owed by Dealer to Company.

7. Terms

This Agreement shall become effective upon its execution by duly-authorized representatives of both Dealer and Company, and after an original signed copy is delivered to the Company. This Agreement shall automatically terminate, unless earlier terminated pursuant to this Agreement, five (5) years from the date of this Agreement.

8. Entire Agreement

This Agreement, the schedules hereto attached and the documents referenced herein supersede any and all prior agreements, discussions and negotiations between the Dealer and Company. They set forth the entire agreement and understandings between the parties as to the subject matter of this Agreement. Neither of the parties shall be bound by any terms, conditions, definitions, waivers, warranties or representations with respect to the subject matter of this Agreement, other than as expressly provided in this Agreement or duly set forth on or subsequent to the date hereof in a writing signed by a proper and duly authorized representative of whichever of the parties is to be bound hereby.

9. Governing Law

This Agreement shall be construed in accordance with the laws of the State of Nevada, except as to its provision relating to the conflicts of laws of choice of law. The parties hereto agree that the sole proper venue for any action related to this Agreement shall be State and Federal courts located in Reno, Nevada.

Company: Dealer:

Thrifty Printing Inc. ______________________________

By:________________________ By:___________________________

___________________________ ______________________________

Title: President Title:

**

Size	Price*	Memo
5	0.10	3.5x5 inch
6	0.15	4x6 inch
1 inch ID	0.20
Small 2 inch ID	0.20
2 inch ID	0.20
Wallet	0.20
5x10	0.40
7	0.15	5R
6x12	1.00
8	0.60	6R
10	1.10	8R
12	1.50	10R
14	1.50
4D	0.20
12x18	4.00
16x20	7.00
20x24	10.00
20x30	14.00
24x30	16.00
12 Image Calendars	8.00
12 4x8 photo cards	5.00
25 4x8 photo cards	6.00
50 4x8 photo cards	7.00
Mousepads	3.00
Mugs	3.00
Coasters	3.00
Placemat	1.20
Memo Board	6.00
Puzzles	3.00
T-shirt	2.50
Sweat Shirt	4.00
BBQ Apron	1.50

* US Dollars